Exhibit 99.1

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC ANNOUNCES BRIDGE LOAN AGREEMENT

Chatsworth, CA - December 11, 2007 — North American Scientific, Inc. (Nasdaq: NASI) today announced that on December 7, 2007, North American Scientific, Inc., a Delaware corporation (the “Company”), entered into a Loan Agreement (the “Three Arch Loan Agreement”) with Three Arch Capital, L.P., TAC Associates, L.P., Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. (the “Lenders”). The Lenders are, collectively, the largest stockholder of the Company, and Dr. Wilfred Jaeger and Roderick Young, two of our directors, are affiliates of the Lenders. The transaction contemplated by the Three Arch Loan Agreement was approved by a committee of the Company’s Board of Directors consisting only of disinterested directors.

Under the Three Arch Loan Agreement, the Lenders loaned $1.0 million to the Company and the Company issued notes to the Lender (the “Notes”). The Notes bear interest at an annual rate equal to the prime rate plus six percent (6%) and are subordinated to the Company’s indebtedness to Silicon Valley Bank and Agility Capital LLC. The Notes are due and payable on December 20, 2007, provided that if prior to December 20, 2007, Silicon Valley Bank shall have extended the maturity date under its Loan and Security Agreement with the Company (the “SVB Loan Agreement”) until after December 20, 2007, then the Notes shall be due and payable on the earliest of (i) February 4, 2008, (ii) the close of the Company’s pending private investment public equity financing transaction arranged by CIBC World Markets, or (iii) the maturity date under the SVB Loan Agreement. In connection with the Loan Agreement, the Company has agreed to pay an aggregate of $20,000 as a loan fee to the Lenders and has granted the Lenders warrants to purchase, in the aggregate, 1,025,641 shares of the Company’s common stock at a purchase price of $0.39 per share.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.